SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 17, 2020
Date of Report
(Date of Earliest Event Reported)

Synovus Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901
(Address of principal executive offices) (Zip Code)

(706) 641-6500
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 Par Value	SNV	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D	SNV-PrD	New York Stock Exchange
Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E	SNV-PrE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leadership Transition

On December 17, 2020, Synovus Financial Corp. (the “Company”) issued a press release announcing that Kessel D. Stelling, Chairman and Chief Executive Officer of the Company, will move into the role of Executive Chairman of the Company on or about April 21, 2021, in conjunction with the Company’s 2021 Annual Meeting of Shareholders (the “Succession Date”). The Company also announced that the Company’s Board of Directors (the "Board") has selected Kevin S. Blair, who currently serves as President and Chief Operating Officer of the Company, to succeed Mr. Stelling as Chief Executive Officer of the Company on the Succession Date, and appointed Mr. Blair to the Board, effective immediately. Upon Mr. Stelling’s cessation of service as Executive Chairman and a member of the Board on December 31, 2022, he will continue to serve the Company as an advisor.

Mr. Blair, age 50, is currently President and Chief Operating Officer of the Company. Mr. Blair was elected to this position in December 2019, having served as Senior Executive Vice President and Chief Operating Officer from December 2018 until that time. Prior to that and since August 2016, he served as Executive Vice President and Chief Financial Officer. Prior to joining the Company in 2016, Mr. Blair served as Treasurer for SunTrust Bank. Prior to becoming corporate treasurer of SunTrust in 2015, Mr. Blair served in various line and finance capacities over 20 years in the banking industry. There are no actual or proposed transactions between Mr. Blair or any of his immediate family members and the Company that would require disclosure under Item 404(a) of Regulation S-K in connection with his appointment as a director of the Company. Mr. Blair will not receive any additional compensation for serving as a director.

Succession and Advisory Services Letter Agreement with Mr. Stelling

In connection with the succession and transition plan, on December 17, 2020, Mr. Stelling and the Company entered into a letter agreement setting forth the terms applicable to his ongoing service as Executive Chairman through December 31, 2022 and thereafter, as an advisor through December 31, 2024. Pursuant to the letter, Mr. Stelling agreed to be bound by a noncompetition restriction and employee and customer non-solicitation covenants while he is providing services to the Company and for two years thereafter. The letter provides that, with respect to his service to the Company in the 2021 and 2022 performance years, Mr. Stelling will continue to receive his current annual base salary and will be eligible for short- and long-term incentive compensation as determined by the Compensation Committee of the Board on a basis no less favorable than previously applied to him, although for the 2022 performance year his target annual incentive opportunity will be reduced to 100% of his base salary and his target long-term incentive opportunity will be reduced to 200% of his base salary. For each year of service as an advisor, Mr. Stelling will receive an annual fee equal to his base salary, office and administrative support, financial planning assistance and security alarm monitoring service. In addition, in connection with the leadership transition of the Company and in recognition of the shareholder value created and maintained through the development of the Company’s executive team, Mr. Stelling’s continued commitment to serve the Company during the implementation of the Company’s succession plan and ensure the orderly transition of his responsibilities as Chief Executive Officer to his successor and his agreeing to be bound by the noncompetition and other restrictive covenants, effective January 1, 2021, Mr. Stelling will be granted a cash transition award in the amount equal to the average of the amount of his “Total” compensation less the amounts reported as “All Other Compensation” for each of the three completed calendar years prior to the date hereof, as reported in the Summary Compensation Table included in the Company’s Notice of Annual Meeting of Shareholders and 2020 Proxy Statement

dated March 11, 2020. The transition award will vest in two equal installments on each of the second and third anniversaries of the Succession Date, subject to Mr. Stelling’s continued provision of services to the Company and compliance with the obligations under the letter through the applicable vesting dates. Upon certain qualifying terminations of Mr. Stelling’s advisory services or a change of control of the Company, Mr. Stelling would also be entitled to receive the transition award and the unpaid advisor fee for the remainder of the advisor period.

The foregoing description of the succession and advisory services letter agreement with Mr. Stelling does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

	(d)	Exhibits

	Exhibit No.	Description

	10.1	Succession and Advisory Services Letter Agreement between Synovus Financial Corp. and Kessel D. Stelling dated as of December 17, 2020

	99.1	Synovus press release dated December 17, 2020

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP.

Date: December 17, 2020	By: /s/ Allan E. Kamensky
Name: Allan E. Kamensky
Title: Executive Vice President and General Counsel